Exhibit 10.46

January 14, 2013 (As Amended August 23, 2013)

Dr. John G. Sperling

Dear John:

This letter describes the post-retirement benefit arrangements that we have put in place in connection with your retirement from your employment with Apollo Group, Inc. (the “Company”) on December 31, 2012 that are, or potentially could be, covered by IRS Code Section 409A.

Medical Care/Dental Care Coverage

The Company has agreed to provide you with reimbursement, on a fully-taxable basis, for the reasonable out-of-pocket costs you incur to obtain continued medical and dental care coverage under the Company’s self-insured employee group health plan.

To obtain the reimbursement, you will need to submit appropriate documentation of each payment you make for such health care/dental care coverage within sixty (60) days after payment, and the Company shall reimburse you for each such payment with thirty (30) days after receiving the appropriate documentation for that payment. The reimbursements will be reported as W-2 wages and will be subject to the Company’s collection of all applicable withholding taxes.

This reimbursement arrangement will Continue in effect until your death, unless the arrangement would otherwise result in penalties, excise taxes or other substantial liability to the Company, the Company’s employees or to you due to changes to applicable tax laws, regulations or guidance issued under the new Patient Care and Affordable Care Act or any other applicable law or regulation, in which event we will meet and reasonably discuss the manner in which this reimbursement arrangement may be continued, if at all, in a mutually agreeable manner without resulting in penalties, excise taxes or other substantial liability to the Company, the Company’s employees or to you.

Chairman Emeritus Status

The Board has designated you as Chairman Emeritus following your retirement as Executive Chairman and Board member on December 31, 2012. In your role as Chairman Emeritus, you will not have any job duties or responsibilities, but you will have the right to attend all Board meetings and to have access to the materials provided Board members in connection with those meetings.

Business-Related Travel Expenses

As Chairman Emeritus, you are entitled to reimbursement for certain business-related travel expenses, including aircraft travel to Board meetings and Chairman’s meetings, provided that the travel for which such expenses are incurred has been pre-approved by the Chief Executive Officer of the Company. In order to obtain the business travel reimbursement, you will need to submit appropriate documentation supporting each expense for which you are seeking reimbursement within sixty (60) days after such expense was incurred, and the Company will reimburse you for each such approved expense with thirty (30) days after receipt of the appropriate documentation for that expense.

Conditions to Reimbursements

The following conditions shall govern any reimbursements that are to be made to you pursuant to the terms of this letter:

-
Any reimbursement amounts to which you may become entitled pursuant to this letter in each calendar year shall not reduce the amounts to which you may become entitled hereunder in any other calendar year.

-	None of your rights to reimbursement hereunder may be liquidated or exchanged for any other benefit.

-	In no event shall any expense be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred.

If you have any questions concerning these post-retirement benefit arrangements, please feel free to contact me.

Sincerely,

Fred Newton

cc: Sean Martin